Exhibit 10.1

EXECUTION COPY

______________________________________________________________________________

RECEIVABLES SALE AGREEMENT

dated as of

December 20, 2005

between

PUGET SOUND ENERGY, INC.,
as Originator

AND

PSE FUNDING, INC.,
as Buyer

______________________________________________________________________________

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of December 20, 2005, is by and between PUGET SOUND ENERGY, INC., a Washington corporation (“Originator”), and PSE FUNDING, INC., a Washington corporation (“Buyer). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in the Loan Agreement).

PRELIMINARY STATEMENTS

WHEREAS, Originator now owns, and from time to time hereafter will own, Receivables. Originator wishes to contribute and sell and assign to Buyer, and Buyer wishes to accept as a contribution and purchase from Originator, all of Originator's right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

WHEREAS, Originator and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and Originator and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originator.

WHEREAS, in order to finance its purchases of such Receivables, Related Security and Collections from the Originator, Buyer has entered into that certain Loan and Servicing Agreement dated as of the date hereof (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Loan Agreement”) by and among Buyer, as Borrower, Originator, as Servicer, the commercial paper conduits from time to time party thereto as Conduit Lenders, the entities from time to time party thereto as Committed Lenders, the financial institutions from time to time party thereto as Managing Agents and JPMorgan Chase Bank, N.A., as Program Agent.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1  Purchases of Receivables.

(a)  Effective on the date hereof, in consideration for the Purchase Price, in the case of purchases hereunder, and upon the terms and subject to the conditions set forth herein, Originator does hereby contribute, sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby accept as a contribution or purchase, as applicable, from Originator, all of Originator's right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and all Receivables thereafter arising through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the date hereof Originator shall contribute to Buyer, and Buyer shall acquire all of Originator's right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof together with all Related Security and Collections related thereto. On each Business Day after the date hereof, Originator shall sell and Buyer shall acquire all of Originator’s right, title and interest in and to all Receivables arising on the date hereof and thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder in accordance with Section 1.2. In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that Originator deliver, and Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

(b)  It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale or contribution, as applicable, which sale or contribution is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.3, the sales and contributions of Receivables hereunder are made without recourse to Originator; provided, however, that (i) Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by Originator pursuant to the terms of the Facility Documents to which Originator is a party, and (ii) such sale or contribution does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of Originator. In view of the intention of the parties hereto that the Purchases of Receivables made hereunder shall constitute sales or contributions of such Receivables rather than loans secured thereby, Originator agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Program Agent (as Buyer's assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Program Agent (as Buyer's assignee), Originator will execute and/or file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer's ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Program Agent (as Buyer's assignee) may reasonably request.

Section 1.2  Payment for the Purchases.

(a)  The Receivables in existence on the close of business on the Business Day immediately preceding the date hereof (the “Initial Cutoff Date”) are hereby contributed to Buyer by Originator on the date hereof.

Each Receivable coming into existence after the Initial Cutoff Date, shall be sold to the Buyer on the Business Day occurring immediately after the day such Receivable is originated and the Purchase Price for such Receivable shall be due and owing in full by Buyer to Originator or its designee on such Business Day (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to Originator in the manner provided in the following paragraphs (b), (c) and (d).

(b)  With respect to any Receivables sold hereunder after the date hereof, on the first Business Day after such Receivable is originated, such Receivable shall be sold to Buyer and on such date of Purchase, Buyer shall pay the Purchase Price therefor in accordance with Section 1.2(d) and in the following manner:

(i)  first, by delivery of immediately available funds, to the extent of funds available to Buyer from Borrowings under the Loan Agreement or other cash on hand; and

(ii)  second, unless Originator has declared the Termination Date to have occurred pursuant to Section 5.2, by accepting a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price.

(c)  From and after the Termination Date, Originator shall not be obligated to (but may, at its option) sell Receivables to Buyer unless Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from Borrowings under the Loan Agreement, Collections, other cash on hand or otherwise.

(d)  Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be paid in full by Buyer to Originator on the date such Receivable is purchased, a precise reconciliation of the Purchase Price between Buyer and Originator shall be effected on a monthly basis no later than each Settlement Date with respect to all Receivables sold during the same Calculation Period most recently ended prior to such Settlement Date and based on the information contained in the Monthly Report delivered by the Servicer pursuant to Article VI of the Loan Agreement for such Calculation Period. Although such reconciliation shall be effected no later than each Settlement Date, any contribution of capital by Originator to Buyer made pursuant to Section 1.2(b) shall be deemed to have occurred and shall be effective on the date that the Purchase Price is paid.

(e)  Each contribution of a Receivable by Originator to Buyer shall be deemed to be a Purchase of such Receivable by Buyer for all purposes of this Agreement. Buyer hereby acknowledges that Originator shall have no obligations to make further capital contributions to Buyer, in respect of Originator’s equity interest in Buyer or otherwise, in order to provide funds to pay the Purchase Price to Originator under this Agreement or for any other reason.

Section 1.3  Purchase Price Credit Adjustments.

(a)  If on any day the Outstanding Balance of a Receivable is:

(i)  reduced as a result of any defective or rejected or returned goods or services, any discount or any adjustment or otherwise by Originator (other than cash Collections on account of the Receivables),

(ii)  reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b)  if any of the representations and warranties set forth in Article II are not true with respect to any Receivable on the date of its Purchase hereunder,

then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder in an amount equal to the amount of such reduction or cancellation in the case of clause (a) or the Outstanding Balance of such Receivable in the case of clause (b). If such Purchase Price Credit exceeds the Purchase Price for the Receivables sold on such day, then Originator shall pay the remaining amount of such Purchase Price Credit in cash within five (5) Business Days thereafter.

Section 1.4  Payments and Computations, Etc.   All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of Originator designated from time to time by Originator or as otherwise directed by Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5  Transfer of Records.

(a)  In connection with the Purchases of Receivables hereunder, Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of Originator's right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with the Purchases. In connection with such transfer, Originator hereby grants to each of Buyer, the Program Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by Originator or is owned by others and used by Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, Originator hereby agrees that upon the request of Buyer (or Buyer's assignee), Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the Borrower Obligations, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b)  Originator (i) shall take such action requested by Buyer and/or the Program Agent (as Buyer's assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Loan Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Program Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.6  Characterization.   If, notwithstanding the intention of the parties expressed in Section 1.1(b), the sale or contribution by Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties' intention that the sale of Receivables hereunder shall constitute a true sale thereof, Originator hereby grants to Buyer a duly perfected security interest in all of Originator's right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each Lock-Box and Deposit Account, all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables together with all other obligations of Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

Section 1.7  Additional Grant of Security Interest. As security for the obligations of the Originator under this Agreement (including, without limitation, those described in Section 1.3 herein), the Originator hereby grants to the Buyer, a duly perfected first priority security interest in all of the Originator’s right, title and interest in, to and under all Receivables, Related Security with respect to such Receivables, the Deposit Accounts, the Lock-Boxes and all proceeds of the foregoing, including without limitation, all Collections of such Receivables, that arise after the Termination Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of Originator

. Originator hereby represents and warrants to Buyer on the date hereof, and on the date of each Purchase hereunder that:

(a)  Corporate Existence and Power. Originator is (a) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.

(b)  Power and Authority; Due Authorization, Execution and Delivery. Originator has all necessary corporate power and authority to execute and deliver this Agreement and each other Facility Document to which it is a party, and to perform its obligations hereunder and thereunder and to use the proceeds of the Purchases made hereunder. The execution and delivery by Originator of this Agreement and each other Facility Document to which it is a party, and the performance of its obligations hereunder and thereunder and use of the proceeds of the Purchases made hereunder have been duly authorized by all necessary corporate action on its part. This Agreement and each other Facility Document to which Originator is a party has been duly and validly executed and delivered by Originator.

(c)  No Conflict. None of the execution and delivery by Originator of this Agreement and each other Facility Document to which it is a party, nor the performance of its obligations hereunder and thereunder will conflict with or result in a breach of, or a default under, or require any consent under, (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any agreement or instrument to which it is a party or by which it or any of its property is bound or subject, or (iv) any order, writ, judgment, injunction or decree of any court or governmental authority or agency binding on or affecting it or its property, and will not result in or require the creation or imposition of any Adverse Claim upon any of the revenues or on assets of Originator or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)  Governmental Authorization. Other than the filing of the financing statements required hereunder and the notice to the Washington Utilities and Transportation Commission (which Originator has filed), no authorizations, approvals or consents of, and no notices to, or filings or registrations with, any governmental authority or regulatory authority or agency (other than informational filings) are necessary for the execution and delivery by Originator of this Agreement and each other Facility Document to which it is a party and the performance of its obligations hereunder and thereunder or for the validity or enforceability hereof or thereof.

(e)  Actions, Suits. There are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to Originator's knowledge, threatened against or affecting Originator or any of its businesses or properties (i) except for actions, suits or proceedings (A) that exist as of the date of this Agreement and are disclosed in PSE’s Annual Report on Form 10-K for the year ended December 31, 2004, PSE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 or September 30, 2005 or (B) which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) which affect in any adverse manner the binding nature, validity or enforceability of any Facility Document. Originator is not in default with respect to any order of any court, arbitrator or governmental body, which default could reasonably be expected to have a Material Adverse Effect.

(f)  Binding Effect. This Agreement and each other Facility Document to which Originator is a party constitute the legal, valid and binding obligations of Originator enforceable against Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)  Accuracy of Information. No information, exhibit or report furnished by Originator or any of its Affiliates to Buyer (or its assigns) in connection with the negotiation of, or compliance with, this Agreement (including any Monthly Report, Weekly Report or Daily Report) or any of the other Facility Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h)  Use of Proceeds. Originator is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System from time to time, and no part of the proceeds of any purchase hereunder will be used to buy or carry any margin stock.

(i)  Good Title. Immediately prior to each Purchase hereunder, Originator (i) is the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto, in each case free and clear of any Adverse Claim, except as created by the Facility Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Originator’s ownership interest in each Receivable, its Collections and the Related Security.

(j)  Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to Buyer (and Buyer shall acquire from Originator) (i) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of Originator's right, title and interest in the Related Security and Collections associated with each Receivable, in each case, free and clear of any Adverse Claim, except as created by the Facility Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer's ownership interest in the Receivables, the Related Security and the Collections.

(k)  Jurisdiction of Organization; Places of Business, and Location of Records. The jurisdiction of organization, principal places of business and chief executive office of Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.1(g) and/or Section 7.3(a) has been taken and completed. Originator's organizational number assigned to it by its jurisdiction of organization and its Federal Employer’s Identification Number are correctly set forth on Exhibit II. Originator has not, within a period of one year prior to the date hereof, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person. Originator has not changed its jurisdiction of organization. Originator is a Washington corporation and is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in the State of Washington).

(l)  Collections. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed. The names and addresses of all Deposit Account Banks, together with the account numbers of the Deposit Accounts at each Deposit Account Bank and the post office box number of each Lock-Box, are listed on Exhibit III. Originator has not granted any Person, other than Buyer (and its assigns) dominion and control or "control" (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any Lock-Box or Deposit Account, or the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any such Lock-Box or Deposit Account at a future time or upon the occurrence of a future event. On and after the date which is 60 days after the date hereof, Originator has taken all steps necessary to ensure that Buyer has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over all Deposit Accounts. Originator has the ability to identify, within one (1) Business Day of receipt or deposit, all amounts that are received in any Lock-Box or deposited to any Deposit Account as constituting Collections or non-Collections. Except for proceeds of Excluded Receivables (which shall be electronically swept or otherwise transferred out of such Deposit Account within one (1) Business Day of being deposited therein in accordance with Section 4.1(i)), no funds other than the proceeds of Receivables are deposited to any Deposit Account. All Alternate Payment Locations are listed on Exhibit III.

(m)  Material Adverse Effect. As of the date of this Agreement, since December 31, 2004, no event has occurred that would have a material adverse effect on the financial condition or operations of Originator and its Subsidiaries. Since December 31, 2004, no event has occurred that would have a material adverse effect on (x) the ability of Originator to perform its obligations under this Agreement or any other Facility Document to which it is a party, or (y) the collectibility of the Receivables generally or any material portion of the Receivables.

(n)  Names. In the past five (5) years, Originator has not used any corporate or other names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)  Ownership of Buyer. Originator owns, directly or indirectly, 100% of the issued and outstanding capital stock of Buyer, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer.

(p)  PUHCA Investment Company Act. Puget Energy, Inc., a public utility holding company under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), which is exempt from regulation under PUHCA and the Securities and Exchange Commission’s (“SEC”) rules thereunder (except for regulation under Section 9(a)(2) of PUHCA) pursuant to Section 3(a)(1) and SEC Rule 2 under PUHCA, owns all of the issued and outstanding common stock of Originator. Originator is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)  Compliance with Law. Originator has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except for any failure to comply with any of the foregoing that could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(r)  Compliance with Credit and Collection Policy. Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except as permitted under Section 4.2(c) and as to which Buyer (or its assigns) has been notified, and if applicable, as to which Buyer (or its assigns) has consented, in each case, in accordance with Section 4.1(a)(vii).

(s)  Payments to Originator. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Originator of any Receivable hereunder is or may be voidable under any section of the Federal Bankruptcy Code.

(t)  Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)  Eligible Receivables. Each Receivable included in the Net Receivables Pool Balance as an Eligible Receivable on the date of Purchase hereunder was an Eligible Receivable on such date.

(v)  Accounting. The manner in which Originator accounts for the transactions contemplated by this Agreement does not jeopardize the characterization of the transactions contemplated herein as being true sales.

(w)  Identification of Receivables. Originator identifies the receivables sold (or purported to be sold) to Buyer hereunder and which are included in the Net Receivables Pool Balance on its books and records (including any accounting system) with the account code “FERC 142 Account Receivable.”

(x)  Nature of Receivables. No Receivables arises from the sale of minerals or the like, including oil and gas, at the wellhead or the minehead.

(y)  ERISA. PSE and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the IRC) with PSE have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the IRC for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the IRC and have not incurred any liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereby does not involve the assets of any employee benefit plan subject to ERISA or any plan subject to Section 4975 of the IRC, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

(z)  Springing Lien Indentures. No “default” or other event which, with the giving of notice or the passage of time or both, would constitute a “default” has occurred under any Springing Lien Indenture. No Adverse Claim has been created, and no event has occurred which, with the giving of notice or the passage of time or both, would result in, or with the further action by a third party would result in, the creation of any Adverse Claim, on the Receivables, Related Security or the Collections pursuant to any Springing Lien Indenture or any other indenture, agreement, instrument or filing other than as contemplated by the Facility Documents.

ARTICLE III
CONDITIONS OF PURCHASE

Section 3.1  Conditions Precedent to Initial Purchase.   The initial Purchase under this Agreement is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A, (b) all of the conditions to the Initial Borrowing under the Loan Agreement shall have been satisfied or waived in accordance with the terms thereof and (c) Originator shall have marked its books and records with a legend satisfactory to Buyer (and its assigns) identifying Buyer's ownership interest in the Receivables, Related Security and Collections.

Section 3.2  Conditions Precedent to Subsequent Purchases.   Buyer's obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that (a) the Facility Termination Date shall not have occurred; (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request; and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by Originator that such statements are then true):

(a)  the representations and warranties set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be correct on and as of such earlier date; and

(b)  no event has occurred and is continuing that will constitute a Termination Event or a Potential Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, by offset of amounts owed to Buyer and/or by capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer's obligation to pay for such Receivable were in fact satisfied. The failure of Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related Purchase and direct Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

ARTICLE IV
COVENANTS

Section 4.1  Affirmative Covenants of Originator.  Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants as set forth below:

(a)  Financial Reporting. Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (or its assigns):

(i)  Annual Reporting. As soon as available and in any event within 120 days after the end of each fiscal year of Originator, a copy of the Annual Report on Form 10-K (or any successor form) for Originator for such year, together with a copy of the accompanying report of Originator's independent certified public accounting firm.

(ii)  Quarterly Reporting. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Originator, a copy of the Quarterly Report on Form 10-Q (or any successor form) for Originator for such quarter.

(iii)  Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by Originator's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)  [Reserved.]

(v)  S.E.C. Filings. Promptly upon the filing thereof, copies of all annual, quarterly, monthly or other regular reports, and promptly upon the request of Buyer (or its assigns), copies of all registration statements, in each case, which Originator or any of its Subsidiaries files with the Securities and Exchange Commission.

(vi)  Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Facility Document from any Person other than Buyer, the Program Agent, any Managing Agent or any Lender, copies of the same.

(vii)  Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer's consent thereto.

(viii)  Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(b)  Notices. Originator will notify the Buyer and the Program Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)  Termination Events or Potential Termination Events. The occurrence of each Termination Event and each Potential Termination Event, by a statement of an Authorized Officer of Originator.

(ii)  Judgment and Proceedings. (A) The entry of any judgment or decree against Originator or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against Originator and its Subsidiaries exceeds $25,000,000, (B) the institution of any litigation, arbitration proceeding, investigation or governmental proceeding against Originator which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (C) any material development in any previously disclosed litigation, arbitration proceeding, investigation or governmental proceeding.

(iii)  Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)  Defaults Under Other Agreements. The occurrence of (A) any “default” or other event which, with the giving of notice or the passage of time or both, would constitute a “default” under any Springing Lien Indenture or any other material financing arrangement pursuant to which the Originator is a debtor or an obligor, (B) the creation of any Adverse Claim on, or the occurrence of any event which, with the giving of notice or passage of time or both, would result in, or with further action by any third party would result in, the creation of any Adverse Claim on the Receivables, the Related Security or the Collections pursuant to any Springing Lien Indenture or any other indenture, agreement, instrument or filing, or (C) a default or an event of default under any other financing arrangement in excess of $25,000,000, pursuant to which Originator is a debtor or an obligor.

(v)  Downgrade of the Originator. Any downgrade in the rating of any Indebtedness of Originator by S&P or by Moody's, setting forth the Indebtedness affected and the nature of such change.

(vi)  Modification of Springing Lien Indentures. Any amendment, restatement, supplement or modification, or any proposed amendment, restatement, supplement or modification, of any provision of any Springing Lien Indenture which (A) is related to the accounts receivable exception to the lien or security interest granted thereunder or the circumstances under which such exceptions will cease to exist or the events which could cause such exceptions to cease to exist or (B) in any way could impair the Program Agent’s security interest in the Receivables, Related Security and Collections or its rights under the Facility Documents.

(c)  Compliance with Laws and Preservation of Corporate Existence.

(i)  Originator will comply with the requirements of all applicable laws, rules, regulations and governmental approvals, and all orders, writs, injunctions and decrees of any court or governmental authority or agency, if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect.

(ii)  Originator will (A) preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and (B) qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(d)  Audits. Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of Originator, permit Buyer (or its assigns) or their respective agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of Originator relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Originator's financial condition or the Receivables and the Related Security or Originator's performance under any of the Facility Documents or Originator's performance under the Contracts and, in each case, with any of the Authorized Officers of Originator having knowledge of such matters (the activities referred to in the preceding clauses (i) and (ii), collectively, an “Audit”). Notwithstanding the foregoing, (i) unless an Event of Termination shall have occurred and be continuing or a Daily Reporting Period shall be in effect, Originator shall not be responsible for the costs of more than (A) during a Level 1 Ratings Period, one Audit performed during any consecutive 12-month period and (B) during any other Ratings Period, two Audits performed during any consecutive 12-month period and (ii) the Originator agrees that it will cooperate with the Program Agent in connection with the performance of an Audit to be completed within sixty (60) days after the date hereof.

(e)  Keeping and Marking of Records and Books.

(i)  Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Originator will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)  Originator will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (or its assigns), describing Buyer's ownership interests in the Receivables and further describing the interests of the Program Agent (on behalf of the Secured Parties) under the Loan Agreement and (B) upon the request of Buyer (or its assigns), (x) mark each Contract with a legend describing Buyer's ownership interests in the Receivables and further describing the interests of the Program Agent (on behalf of the Secured Parties) and (y) deliver to Buyer (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f)  Compliance with Contracts and Credit and Collection Policy. Originator will timely (i) fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)  Ownership. Originator will take all necessary action to establish and maintain, irrevocably in Buyer, (A) legal and equitable title to the Receivables, the Related Security and the Collections and (B) all of Originator’s right, title and interest in the Related Security associated with the Receivables, in each case free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer's interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

(h)  Lenders' Reliance. Originator acknowledges that the Program Agent and the Lenders are entering into the transactions contemplated by the Loan Agreement in reliance upon Buyer's identity as a legal entity that is separate from Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer's identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of each Related Entity and not just a division of any Related Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Originator will:

(i)  not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer,

(ii)  take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 5.01(i) of the Loan Agreement, and

(iii)  cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between Originator and Buyer on an arm's-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(i)  Collections. Originator will instruct all Obligors to remit all Collections directly to a Lock-Box, an Alternate Payment Location or Deposit Account. Originator will cause (1) all items from all Lock-Boxes and all items received from all Alternate Payment Locations to be processed and deposited into a Deposit Account within one (1) Business Day after such receipt or to be directly deposited by a Deposit Account Bank into a Deposit Account, (2) all non-Collection amounts deposited to any Deposit Account to be electronically swept or otherwise transferred out of such Deposit Account within one (1) Business Day of being deposited therein and (3) each Lock-Box and Deposit Account to be subject at all times on and after the date which is 60 days after the date hereof to a Blocked Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Originator or any Affiliate of Originator, Originator will remit (or will cause all such payments to be remitted) directly to a Deposit Account Bank and deposited into a Deposit Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Originator will transfer exclusive ownership, dominion and control and "control" (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions), subject to this Agreement, of each Lock-Box and Deposit Account to Buyer and, will not grant the right to take dominion and control or "control" (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any Lock-Box or Deposit Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Loan Agreement. With respect to each Deposit Account, Originator shall take all steps necessary to ensure that Buyer (and its assigns) has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over each such Deposit Account on and after the date which is 60 days after the date hereof.

(j)  Taxes. Originator will file all tax returns and reports required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, except any such taxes, assessments, charges or levies (i) that are being diligently contested in good faith by appropriate proceedings or (ii) subject to the last sentence of this subsection (k), the non-payment of which could not reasonably be expected to have a Material Adverse Effect. Originator will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer or its assigns.

(k)  Insurance. Originator will maintain with responsible insurance companies or through its program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or governmental authority or agency.

(l)  Identification of Receivables. Originator shall at all times identify receivables sold (or purported to be sold) to Buyer hereunder on its books and records (including its accounting system) with the account code “FERC 142 Account Receivable.”

(m)  Frequency of Billing. Originator will prepare and mail invoices with respect to all Receivables no less frequently than monthly.

Section 4.2  Negative Covenants of Originator.   Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants that:

(a)  Name and Jurisdiction Change, Offices and Records. Originator will not change its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-503 and/or 9-507 of the UCC of all applicable jurisdictions), become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC of all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of the UCC of all applicable jurisdictions) or relocate its chief executive office, principal place of business or any office where Records are kept unless it shall have: (i) given Buyer (or its assigns) at least forty-five (45) days' prior written notice thereof and (ii) delivered to Buyer (or its assigns) all financing statements, instruments and other documents requested by Buyer (or its assigns) in connection with such change, event or relocation.

(b)  Change in Payment Instructions to Obligors. Originator will not add or terminate any bank as a Deposit Account Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Deposit Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Deposit Account Bank or a Deposit Account or Lock-Box, an executed Blocked Account Agreement and Lock-Box Transfer Notice, as applicable with respect to the new Deposit Account or Lock-Box; provided, however, that Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Deposit Account or Lock-Box.

(c)  Modifications to Contracts and Credit and Collection Policy. Originator will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as Servicer pursuant to Section 6.02(d) of the Loan Agreement, Originator will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)  Sales, Liens. Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Deposit Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under Originator. Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the sale of which results in a “FERC 142 Account Receivable”.

(e)  Accounting for Purchase. Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by Originator to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

(f)  Collections. Except for proceeds of Excluded Receivables (which shall be electronically swept or otherwise transferred out of such Deposit Account within one (1) Business Day of being deposited therein in accordance with Section 4.1(i)), Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Deposit Account cash or cash proceeds other than Collections. Except as may be required by the Program Agent pursuant to the last sentence of Section 6.02(b) of the Loan Agreement, Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, any Collections or proceeds thereof to any lock-box account or to any other account not covered by a Blocked Account Agreement.

ARTICLE V
TERMINATION EVENTS

Section 5.1  Termination Events.   The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a)  Originator shall fail:

(i)  to make any payment or deposit required hereunder when due and such failure continues for two (2) Business Days, or to perform or observe any term, covenant or agreement set forth in Section 4.1(c)(ii)(A), (i) or (l) or Section 4.2,

(ii)  to perform or observe any term, covenant or agreement set forth in Section 4.1(d), (g) or (h) and such failure shall continue for five (5) consecutive Business Days after the earlier of (A) Originator obtaining knowledge thereof or (B) Buyer (or its assigns) delivers written notice thereof, or

(iii)  to perform or observe any term, covenant or agreement hereunder (other than as referred to in clauses (i) and (ii) of this subsection (a)) or any other Facility Document to which it is a party and such failure shall continue for thirty (30) consecutive days after the earlier of (A) Originator obtaining knowledge thereof or (B) Buyer (or its assigns) delivers written notice thereof.

(b)  Any representation, warranty, certification or statement made by Originator in this Agreement, any other Facility Document or in any other document delivered pursuant hereto or thereto shall prove to have been materially false on the date as of which made or deemed made.

(c)  Failure of Originator to pay any Indebtedness when due in excess of $25,000,000 in the aggregate; or the default by Originator in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d)  (i) Originator or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by Originator or any of its Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; (iii) any proceeding shall be instituted against Originator or any of its Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and such proceeding continues undismissed or unstayed for a period of 60 consecutive days; or (iv) Originator or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth in the foregoing clauses (i), (ii) or (iii) of this subsection (d).

(e)  A Change of Control shall occur.

(f)  One or more final judgments for the payment of money in an amount in excess of $25,000,000, individually or in the aggregate, shall be entered against Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) days without a stay of execution or otherwise being appropriately contested in good faith.

(g)  Any event which constitutes a “default” (after the expiration of any applicable cure period) under any Springing Lien Indenture, shall have occurred.

Section 5.2  Remedies.   Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to Originator under the Federal Bankruptcy Code or under any other applicable bankruptcy, insolvency, arrangement, moratorium or similar laws of any other jurisdiction (foreign or domestic), the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement or any other Facility Document, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC in effect in any jurisdiction, all of which rights shall be cumulative.

ARTICLE VI
INDEMNIFICATION

Section 6.1  Indemnities by Originator.   Without limiting any other rights that Buyer may have hereunder or under applicable law, Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, successors officers, directors, agents, employees and Affiliates (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, Contracts or Related Security, excluding, however:

(a)  Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b)  Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c)  taxes imposed by the United States federal government or the jurisdiction in which such Indemnified Party's principal executive office is located, on or measured by the overall net or gross income of such Indemnified Party;

provided, however, that nothing contained in this sentence shall limit the liability of Originator or limit the recourse of the Indemnified Parties to Originator for amounts otherwise specifically provided to be paid by Originator under the terms of this Agreement or any other Facility Document. Without limiting the generality of the foregoing indemnification, Originator shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Originator) relating to or resulting from:

(i)  any representation or warranty made by Originator (or any officers of Originator) under or in connection with this Agreement, any other Facility Document or any other information or report delivered by Originator pursuant hereto or thereto that shall have been false or incorrect when made or deemed made;

(ii)  the failure by Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)  any failure of Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Facility Document;

(iv)  any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)  the commingling of Collections of Receivables at any time with other funds;

(vii)  any investigation, litigation or proceeding related to or arising from this Agreement or any other Facility Document, the transactions contemplated hereby or thereby, the use of the proceeds of any Purchase Price payment, the ownership of the Receivables, any lien on accounts receivable under any Springing Lien Indenture or any other investigation, litigation or proceeding relating to Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or by any other Facility Document;

(viii)  any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)  any Termination Event or Potential Termination Event described in Section 5.1(d);

(x)  any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables and the Collections, and all of Originator's right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim (except as created by the Facility Documents);

(xi)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(xii)  any action or omission by Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;

(xiii)  any attempt by any Person to void any Purchase hereunder under statutory provisions or common law or equitable action; and

(xiv)  the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

(xv)  the failure of (i) any Deposit Account Bank to remit any amounts or items of payment held in a Deposit Account or in a Lock-Box pursuant to the instructions of the Program Agent given in accordance with this Agreement, the applicable Blocked Account Agreement or the other Facility Documents, whether by reason of the exercise of setoff rights or otherwise, (ii) any sub-servicer or any other third party with a contractual relationship with the Originator for the acceptance or processing of Collections, to remit any Collections received by it to a Lock-Box or a Deposit Account.

Section 6.2  Other Costs and Expenses.   Originator shall reimburse Buyer on demand for all reasonable costs and out-of-pocket expenses in connection with the preparation, negotiation, arrangement, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Originator shall reimburse Buyer on demand for any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE VII
MISCELLANEOUS

Section 7.1  Waivers and Amendments.

(a)  No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)  No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by Originator and Buyer and, to the extent required under the Loan Agreement and the Managing Agents.

Section 7.2  Notices

. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3  Protection of Ownership Interests of Buyer.

(a)  Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the interests of the Secured Parties, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. Without limiting the foregoing, Originator will, upon the request of Buyer (or its assigns), file such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file such other instruments and documents, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or evidence such interests. At any time after the occurrence and during the continuation of an Event of Termination, Buyer (or its assigns) may, at Originator's sole cost and expense, direct Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b)  If Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer's (or such assigns') costs and expenses incurred in connection therewith shall be payable by Originator as provided in Section 6.2. Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole and absolute discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of Originator (i) to authorize and/or execute on behalf of Originator as debtor and to file financing or continuation statements (and amendments thereto and assignments thereof) necessary or desirable in Buyer's (or its assigns') sole and absolute discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables, the Related Security and the Collections as a financing statement in such jurisdictions and in such offices as Buyer (or its assigns) in their sole and absolute discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer's interests in the Receivables, the Related Security and the Collections. This appointment is coupled with an interest and is irrevocable. The authorization by Originator set forth in the second sentence of this Section 7.3(b) is intended to meet all requirements for authorization by a debtor under Article 9 of any applicable enactment of the UCC, including, without limitation, Section 9-509 thereof.

Section 7.4  Reserved.

Section 7.5  Bankruptcy Petition.

(a)  Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Conduit Lender, it will not institute against, or join any other Person in instituting against, any Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b)  Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Loan Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6  Limitation of Liability.   Except with respect to any claim arising out of the willful misconduct or gross negligence of any Lender, the Program Agent or any Managing Agent, no claim may be made by Originator or any other Person against any Lender, the Program Agent or any Managing Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.7  CHOICE OF LAW.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.8  CONSENT TO JURISDICTION.   Originator hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Originator consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 7.2. Nothing in this Section 7.8 shall affect the right of Buyer or its assigns to serve legal process in any other manner permitted by law.

Section 7.9  WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.10  Integration; Binding Effect; Survival of Terms.

(a)  This Agreement and each other Facility Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)  This Agreement shall be binding upon and inure to the benefit of Originator, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). Originator may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of Originator. Without limiting the foregoing, Originator acknowledges that Buyer, pursuant to the Loan Agreement, may assign to the Program Agent, for the benefit of the Lenders, its rights, remedies, powers and privileges here-under and that the Program Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Loan Agreement. Originator agrees that the Program Agent, as the assignee of Buyer, shall, subject to the terms of the Loan Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer's rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and Originator agrees to cooperate fully with the Program Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.11  Counterparts; Severability; Section References.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 7.12  Subordination.  Originator shall have the right to receive, and Buyer shall make, any and all payments relating to any indebtedness, obligation or claim, Originator may from time to time hold or otherwise have against Buyer or any assets or properties of Buyer, whether arising hereunder or otherwise existing, provided that, after giving effect to any such payment, the aggregate Outstanding Balance of Receivables owned by Buyer at such time exceeds the sum of the Borrower Obligations under the Loan Agreement. Originator hereby agrees that at any time during which the condition set forth in the proviso of the immediately preceding sentence shall not be satisfied, Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of Buyer owing to the Program Agent, any Managing Agent or any Lender under the Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

PUGET SOUND ENERGY, INC.

By: /s/ Donald E. Gaines
Name: Donald E. Gaines
Title: Vice President Finance & Treasurer

Address:

10885 NE 4th Street, PSE-08N
Bellevue, WA 98004-5591

Mailing Address for Notices:

P.O. Box 97034
Bellevue, WA 98009-9734
Attention: Lisa Rice, Assistant Treasurer
Telephone: (425) 462-3752
Facsimile: (425) 462-3490

PSE FUNDING, INC.

By: /s/ Donald E. Gaines
Name: Donald E. Gaines
Title: President and Treasurer

Address:

10885 NE 4th Street
Bellevue, WA 98004-5591

Mailing Address for Notices:

P.O. Box 97034
Bellevue, WA 98009-9734
Attention: Lisa Rice, Assistant Treasurer
Telephone: (425) 462-3752
Facsimile: (425) 462-3490

Exhibit I

Definitions

As used in this Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in this Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in the Loan Agreement.

“Agreement” means this Receivables Sale Agreement, dated as of December 20, 2005, between Originator and Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of this Agreement. The first Calculation Period shall commence on the date of the initial Purchase of Receivables hereunder and the final Calculation Period shall terminate on the Termination Date.

“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more (by number of votes) of the outstanding shares of voting stock of Originator.

“Credit and Collection Policy” means Originator's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with this Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 1.3(a) of this Agreement.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which Originator and Buyer agree to make such change.

“Facility Documents” means, collectively, this Agreement, each Blocked Account Agreement and all other instruments, documents and agreements executed and delivered in connection herewith.

“Facility Termination Date” means the “Termination Date” as defined in the Loan Agreement.

“Initial Cutoff Date” has the meaning set forth in Section 1.2(a) of this Agreement.

“Loan Agreement” shall have the meaning set forth in the Preliminary Statements hereto.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations or prospects of Originator and its Subsidiaries, (ii) the ability of Originator to perform its obligations under this Agreement or any other Facility Document, (iii) the legality, validity or enforceability of this Agreement or any other Facility Document, (iv) Originator's, Buyer's, the Program Agent's or any Secured Party's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Net Value” means, as of any date of determination, an amount equal to the sum of (i) the aggregate Outstanding Balance of the Receivables at such time, minus (ii) the sum of (A) the Aggregate Principal Balance outstanding at such time, plus (B) the Required Reserves at such time.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the Aggregate Principal Balance outstanding at such time.

“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

“Originator” has the meaning set forth in the preamble hereto.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Program Agent” has the meaning set forth in the Preliminary Statements hereto.

“Purchase” means each purchase or contribution pursuant to Section 1.1 of this Agreement by Buyer from Originator of the Receivables and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Price” means, with respect to each Purchase, the aggregate price to be paid by Buyer to Originator for such Purchase in accordance with Section 1.2 of this Agreement for the Receivables, Collections and Related Security being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.3 of this Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.3 of this Agreement.

“Receivable” means all indebtedness and other obligations arising in connection with the sale of goods or the rendering of services by Originator and owed to Originator (at the times it arises, and before giving effect to any transfer or conveyance under this Agreement) or Buyer (after giving effect to the transfers under this Agreement) or in which Originator or Buyer has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, and which are identified on the books and records of Originator or Buyer (including its accounting system) with the account code “FERC 142 Account Receivable,” interest, finance charges, sales taxes and other taxes with respect thereto and including with respect to Unbilled Receivables existing on the Termination Date, 100% of the amount thereafter invoiced to any related Obligor after the Termination Date, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the account debtor or Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Security” means, with respect to any Receivable:

(i)  all of Originator's interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, licensing, financing or lease of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii)  all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii)  all guaranties, letters of credit, insurance, “supporting obligations” (within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)  all service contracts and other contracts and agreements associated with such Receivable,

(v)  all Records related to such Receivable,

(vi)  all of Originator's right, title and interest in and to each Lock-Box and each Deposit Account and any and all agreements related thereto, and

(vii)  all proceeds of any of the foregoing.

“Required Capital Amount” means, as of any date of determination, an amount equal to the product of (i) 10% multiplied by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Settlement Date” means, with respect to each Calculation Period, the date that two (2) Business Days after a Monthly Report is due.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to Originator following the occurrence of any other Termination Event, and (iv) the date which is 5 Business Days after Buyer's receipt of written notice from Originator that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of this Agreement.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names; List of Alternate Payment Locations

Jurisdiction of Organization	• WA
Chief Executive Office/Principal Place of Business	• 10885 NE 4th Street, Bellevue, WA 98004
Location(s) of Records	• 10885 NE 4th Street, Bellevue, WA 98004 • 19900 North Creek Parkway Bothell, WA 98012
Organizational Number	• 179 010 055
Federal Employer's Identification Number	• 91-0374630
Other Names	• Puget Sound Power & Light Company, Washington Energy Company, Washington Natural Gas Company, Puget Energy, Inc.

Exhibit III

Lock-boxes; Deposit Accounts; Deposit Account Banks

Lock-Box	Related Deposit Account
P.O. Box No. 91269 at the U.S. Post Office branch located at 103rd Avenue NE, Bellevue, WA 98004	Union Bank of California Account no. 4430000808 for receipts from Payment Processing
N/A	Union Bank of California Account no. 4430000816 for receipts from Bill Payment Consolidator
N/A	Key Bank Account no. 479681024614 for Government Electronic Receipts, APS Receipts and Business Office Deposits
N/A	Key Bank Account no. 479681024655 for receipts from Customer Internet Payments
N/A	Key Bank Account no. 479681052383 for receipts from Checkfree
N/A	Key Bank Account no. 479681024663 for receipts from Customer Credit Card Payments
N/A	Citibank Account no. 30599544 for receipts from Customer Direct Debits
N/A	U.S. Bank Account no. 153501775586 for receipts from Port Townsend Business Office

List of Alternate Payment Locations

1. Internet via PSE’s customer website found at: http://www.pse.com/account/paying/ebill.html
2. PSE Pay Station locations listed on PSE’s customer website found at: http://www.pse.com/account/paystations/paystations.html.
3. Automatic Funds Transfer via a debit by PSE’s collection bank of the Customer’s bank account and a credit to the Collection Account
4. Credit card Payments via Payment-by-Phone

Exhibit IV

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Sale Agreement dated as of December 20, 2005, between Puget Sound Energy, Inc. (“Originator”) and PSE Funding, Inc. (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in this Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected ______________ of Originator.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Originator and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or a Potential Termination Event during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4. Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Originator has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________

______________________________________________________

______________________________________________________

5. As of the date hereof, the jurisdiction of organization of Originator is [insert state] and Originator is a "registered organization" (within the meaning of Section 9-102 of the UCC in effect in such applicable jurisdiction) and Originator has not changed its jurisdiction of organization since the date of the Agreement.

The foregoing certifications and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , 20__.

______________________________
[Name]

Exhibit V

Credit and Collection Policy

Attached

Schedule A

DOCUMENTS TO BE DELIVERED TO BUYER
ON OR PRIOR TO THE PURCHASE

SEE EXHIBIT G TO THE LOAN AGREEMENT.

TABLE OF CONTENTS

ARTICLE I AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1     Purchases of Receivables.

Section 1.2     Payment for the Purchases.

Section 1.3     Purchase Price Credit Adjustments

Section 1.4     Payments and Computations, Etc.

Section 1.5     Transfer of Records.

Section 1.6     Characterization

Section 1.7     Additional Grant of Security Interest.
                ARTICLE II REPRESENTATIONS AND WARRANTIES

Section 2.1     Representations and Warranties of Originator
    ARTICLE III CONDITIONS OF PURCHASE

Section 3.1     Conditions Precedent to Initial Purchase

Section 3.2     Conditions Precedent to Subsequent Purchases
                ARTICLE IV COVENANTS

Section 4.1     Affirmative Covenants of Originator

Section 4.2     Negative Covenants of Originator
                ARTICLE V TERMINATION EVENTS

Section 5.1     Termination Events

Section 5.2     Remedies
                ARTICLE VI INDEMNIFICATION

Section 6.1     Indemnities by Originator

Section 6.2     Other Costs and Expenses
            ARTICLE VII MISCELLANEOUS

Section 7.1     Waivers and Amendments.

Section 7.2     Notices

Section 7.3     Protection of Ownership Interests of Buyer.

Section 7.4     Reserved.

Section 7.5     Bankruptcy Petition.

Section 7.6     Limitation of Liability

Section 7.7     CHOICE OF LAW

Section 7.8     CONSENT TO JURISDICTION

Section 7.9     WAIVER OF JURY TRIAL

Section 7.10     Integration; Binding Effect; Survival of Terms.

Section 7.11     Counterparts; Severability; Section References

Section 7.12     Subordination

Exhibits and Schedules

Exhibit I     -     Definitions

Exhibit II     -     Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names

Exhibit III    -     Lock-Boxes; Deposit Accounts; Deposit Account Banks; List of Alternate Payment Locations

Exhibit IV    -    Form of Compliance Certificate

Exhibit V    -      Credit and Collection Policy

Schedule A    List of Documents to Be Delivered to Buyer Prior to the Purchase